Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

On October 31, 2011, Pendrell Technologies LLC (“PTL”), a wholly-owned subsidiary of Pendrell Corporation (“Pendrell” or the “Company”) acquired 90.1 % of Content Guard Holdings, Inc. (“ContentGuard”). See notes to unaudited pro forma condensed combined financial statements for a detailed discussion of the acquisition.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2011 and the condensed combined statement of operations for the nine months ended September 30, 2011 and fiscal year ended December 31, 2010, are based on our historical financial statements for those same periods and on the historical financial statements of ContentGuard as adjusted for the pro forma impact of applying the acquisition method of accounting in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The allocation of the purchase price reflected in these unaudited pro forma condensed combined financial statements has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. The pro forma adjustments are therefore preliminary and have been prepared to illustrate the estimated effect of the acquisition. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change in amortization of tangible and intangible assets. We anticipate finalizing the purchase price allocation by the end of the first quarter of 2012. The unaudited pro forma condensed combined financial statements do not include any pro forma adjustments relating to costs of integration that the combined company may incur.

The unaudited pro forma condensed combined balance sheet at September 30, 2011 is presented as if the acquisition occurred on that date. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2011 and the year ended December 31, 2010 illustrates the effect of the acquisition as if the acquisition had occurred on January 1, 2010. The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of the companies. The historical financial information has also been adjusted to conform with the Company’s accounting policies, including among others, the Company’s revenue recognition policy which is discussed in Note 2 to the unaudited pro forma condensed combined financial statements. While ContentGuard received more than $136 million in patent licensing fees during fiscal years 2008-2010 (see Note 2), with significant additional licensing fees in prior years, the adjustments necessary to conform with the Company’s revenue recognition policy result in the elimination of $115.5 million of deferred revenue on the unaudited pro forma condensed combined balance sheet at September 30, 2011, as well as an adjustment to reduce revenue by $16.9 million and $4.7 million in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2011 and the fiscal year ended December 31, 2010, respectively. The detailed assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma condensed combined financial statements, and such assumptions should be reviewed in their entirety.

The unaudited pro forma condensed combined financial statements have been derived from, and should be read in conjunction with, (i) the unaudited financial statements and notes thereto of Pendrell in its Quarterly Report on Form 10-Q at September 30, 2011, (ii) the audited financial statements and notes thereto of Pendrell in its Annual Report on Form 10-K at December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, (iii) the audited financial statements of ContentGuard as at December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 included in Exhibit 99.1 to this current report on Form 8-K/A and (iv) the unaudited financial statements of ContentGuard as of September 30, 2011 and December 31, 2010 and for the nine months ended September 30, 2011 and 2010 included in Exhibit 99.2 to this current report on Form 8-K/A.

The unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated operating results. As an example, during the nine months ended September 30, 2011 ContentGuard’s board and management were primarily focused on the sale of ContentGuard, which reduced time and focus directed towards negotiating new revenue generating licensing arrangements. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies, synergies or cost savings that Pendrell may achieve, or any additional expense that may be incurred with respect to the combined company.

In addition to the acquisition of ContentGuard, the Company acquired the assets of Ovidian Group, LLC (“Ovidian Group”) on June 17, 2011. Ovidian Group is included in the unaudited financial statements and notes thereto of Pendrell in its Quarterly Report on Form 10-Q at September 30, 2011 from the date of acquisition. However, since Ovidian Group’s results are not included in the Company’s historical results prior to June 17, 2011, an adjustment column has been added to the unaudited pro forma condensed combined statements of operation to include the operations of Ovidian Group from January 1, 2010 through June 16, 2011 (see also Note 3).

Pendrell Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2011

(in thousands)

	Historical as of September 30, 2011
	Pendrell	ContentGuard	Pro Forma Adjustments (1)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$318,278	$6,112	$(90,100	) (a)	$234,290
Receivable from DISH Network	10,000	—	—		10,000
Prepaid expenses and other current assets	2,546	1,098	—		3,644
Deferred income taxes, current	—	10,044	(10,044	) (b)	—

Total current assets	330,824	17,254	(100,144)		247,934
Property in service, net	256	42	—		298
Other assets	131	—	—		131
Patents, net	—	—	108,764	(c)	108,764
Other intangible assets, net	4,599	—	8,635	(c)	13,234
Goodwill	1,149	—	22,154	(c)	23,303
Deferred income taxes, net of current portion	—	38,311	(38,311	) (b)	—

Total assets	$336,959	$55,607	$1,098		$393,664

LIABILITIES, STOCKHOLDERS’ EQUITY (DEFICIENCY) IN ASSETS AND NONCONTROLLING INTEREST
Current liabilities:
Accounts payable	$401	$57	$—		$458
Accrued expenses	12,129	4,627	—		16,756
Deferred revenue, current	—	21,831	(21,831	) (d)	—
Accrued interest	26,371	—	—		26,371
Capital lease obligations	14,681	—	—		14,681

Total current liabilities	53,582	26,515	(21,831)		58,266
Income Taxes	9,543	—	—		9,543
Deferred revenue, net of current portion	—	93,628	(93,628	) (d)	—
Deferred income taxes, net of current portion	—	—	1,602	(e)	1,602
Other noncurrent liabilities	—	780	—		780

Total liabilities	63,125	120,923	(113,857)		70,191

Stockholders’ equity (deficiency) in assets and noncontrolling interest:
Stock	3,491	6,372	(6,372	) (f)	3,491
Additional paid-in capital	2,792,322	—	—		2,792,322
Treasury stock	(877,833)	—	—		(877,833)
Accumulated other comprehensive loss	(12,141)	—	—		(12,141)
Accumulated deficit	(1,632,005)	(71,688)	113,308	(g)	(1,590,385)

Total stockholders’ equity (deficiency)	273,834	(65,316)	106,936		315,454

Noncontrolling interest in ContentGuard	—	—	8,019	(h)	8,019

Total Stockholders’ equity (deficiency) in assets and noncontrolling interest:	273,834	(65,316)	114,955		323,473

Total liabilities, stockholders’ equity (deficiency) in assets and noncontrolling interest:	$336,959	$55,607	$1,098		$393,664

(1)	See Note 5 of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements for discussion regarding the proforma adjustments

Pendrell Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2011

(in thousands, except share data and per share amounts)

	Historical		Pro Forma Adjustments (1)
	Pendrell (2)	Content Guard	Content Guard		Ovidian (2)		Pro Forma Combined
Revenue	$1,278	$16,852	$(16,852	) (i)	$2,019	(j)	$3,297
Operating expenses:
General and administrative	16,903	5,993	(1,270	) (k)	119	(l)	21,745
Contract settlements	(4,735)	—	—		—		(4,735)
Amortization of intangibles	132	—	7,747	(m)	262	(n)	8,141
Amortization of compensation arrangements	754	—	—		1,508	(o)	2,262

Total operating expenses	13,054	5,993	6,477		1,889		27,413

Operating income (loss)	(11,776)	10,859	(23,329)		130		(24,116)

Interest income	107	38	—		—		145
Interest expense	(3,424)	—	—		—		(3,424)
Gain associated with disposition of assets	300,886	—	—		—		300,886
Other income	2,131	—	—		—		2,131

Income (loss) before provision for income taxes	287,924	10,897	(23,329)		130		275,622
Income tax benefit (expense)	2,872	(4,312)	8,165	(p)	(46	) (p)	6,679

Net income (loss)	290,796	6,585	(15,164)		84		282,301
Net loss attributable to noncontrolling interest	—	—	(729	) (q)	—		(729)

Net income (loss) attributable to Pendrell	$290,796	$6,585	$(14,435)		84		$283,030

Net income per share, basic	$1.15						$1.12

Net income per share, diluted	$1.13						$1.10

Weighted-average shares outstanding, basic	253,223,586						253,223,586

Weighted-average shares outstanding, diluted	258,010,310						258,010,310

(1)	See Note 5 of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements for discussion regarding the proforma adjustments
(2)	See Note 3 of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements regarding the acquisition of Ovidian Group on June 17, 2011

Pendrell Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2010

(in thousands, except share data and per share amounts)

	Historical		Pro Forma Adjustments (1)
	Pendrell	Content Guard	Content Guard		Ovidian		Pro Forma Combined
Revenue	$—	$30,744	$(4,719	) (i)	$2,145	(j)		$28,170
Operating expenses:
General and administrative	16,186	7,047	—		251	(l)		23,484
Contract settlements	(15,666)	—	—		—			(15,666)
Amortization of intangibles	—	—	10,330	(m)	524	(n)		10,854
Amortization of compensation arrangements	—	—	—		3,016	(o)		3,016

Total operating expenses	520	7,047	10,330		3,791			21,688

Operating income (loss)	(520)	23,697	(15,049)		(1,646)			6,482

Interest income	18	47	—		—			65
Interest expense	(4,334)	—	—		—			(4,334)
Gain on liquidation of subsidiaries	2,459	—	—		—			2,459
Other expense	(1,094)	—	—		—			(1,094)

Income (loss) before income taxes	(3,471)	23,744	(15,049)		(1,646)			3,578
Income tax benefit (expense)	787	(8,554)	5,267	(p)	576	(p)		(1,924)

Net income (loss)	(2,684)	15,190	(9,782)		(1,070)			1,654
Net income attributable to noncontrolling interest	—	—	510	(q)	—			510

Net income (loss) attributable to Pendrell	$(2,684)	$15,190	$(10,292)		(1,070)			$1,144

Net income (loss) per share, basic and diluted	$(0.01)						$	n/a (2)

Weighted-average shares outstanding, basic and diluted	243,480,021							243,480,021

(1)	See Note 5 of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements for discussion regarding the proforma adjustments
(2)	Amount calculated is less than one cent.

Pendrell Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(unaudited)

1. Background and Basis of Pro Forma Presentation

On September 28, 2011, the Company entered into a stock purchase agreement to purchase 90.1% of the outstanding capital stock of ContentGuard for aggregate consideration of $90.1 million, payable all in cash. The Company closed its acquisition of ContentGuard stock on October 31, 2011 (the “Acquisition”). ContentGuard has been an inventor and developer of Digital Rights Management (“DRM”) and content distribution technologies that facilitate the creation of products and security solutions that guard against unauthorized duplication and use of digital content. ContentGuard’s intellectual property portfolio contains more than 260 issued patents and over 160 pending patent applications worldwide.

The unaudited pro forma condensed combined balance sheet as of September 30, 2011 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2011 and the year ended December 31, 2010 are derived from the historical financial information of Pendrell and ContentGuard after giving effect to the pro forma adjustments relating to the Acquisition.

The Acquisition is reflected in the unaudited pro forma condensed combined financial statements utilizing the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations” (ASC 805). Under the acquisition method of accounting, the purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill. The fair value guidance requires that the fair value measurements reflect the assumptions market participants use in pricing an asset or liability based on the best information available. Estimates of the fair values of ContentGuard have been combined with the historical values of the assets and liabilities of Pendrell in the pro forma financial information. The purchase price allocation is preliminary and may be subject to change prior to finalization.

The unaudited condensed combined statements of operations for the nine months ended September 30, 2011 and the year ended December 31, 2010 assume the Acquisition occurred on January 1, 2010. On June 17, 2011, the Company acquired the assets of Ovidian Group. Ovidian Group is included in the Company’s unaudited financial statements from the date of acquisition through September 30, 2011. As Ovidian Group’s results are not included in the Company’s historical results prior to June 17, 2011, an adjustment column has been added to the unaudited pro forma condensed combined statements of operation to include the operations of Ovidian Group from January 1, 2010 through June 16, 2011. See Note 3.

Under ASC 805, acquisition related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of consideration transferred and are excluded from the unaudited pro forma condensed combined statements of operations. The Company will incur total acquisition related transactions costs of approximately $0.6 million related to its acquisition of ContentGuard.

The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies, synergies or cost savings that Pendrell may achieve, or any additional expense that may be incurred with respect to the combined company.

2. Revenue Recognition Policy

The unaudited pro forma condensed combined financial statements reflect adjustments to conform to Pendrell’s revenue recognition policy. While both ContentGuard and Pendrell’s revenue recognition policies are in accordance with GAAP, the Company’s approach to revenue recognition differs from ContentGuard’s historical practice and resulted in an adjustment to eliminate $115.5 million of deferred revenue related to ContentGuard’s existing licenses for its DRM patent portfolio and technologies on the unaudited pro forma condensed combined balance sheet at September 30, 2011. Additionally, the Company recorded an adjustment to reduce revenue by $16.9 million and $4.7 million in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2011 and the fiscal year ended December 31, 2010, respectively.

ContentGuard’s revenue recognition policy prior to the Acquisition was to record license and royalty revenues ratably over the license period or over the estimated useful life of the patents in the event of a perpetual license, due to its performance obligation under these agreements. The performance obligations consist primarily of covenants not to enforce its patent rights against its licensees other than as permitted in the aforementioned agreements.

The Company’s revenue recognition policy is to recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) all material obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability of amounts is reasonably assured. As the revenue related to these agreements was received at the time of execution of the agreements, and ContentGuard has no other material obligations with respect to the license agreements, the Company believes that the revenue related to these agreements under the Company’s revenue recognition policy would have been recorded when the agreements were executed. Consequently, the Company has recorded adjustments in the pro forma statement of operations to reflect this treatment.

For comparability purposes, the following table presents ContentGuard’s revenue for the years ended December 31, 2010, 2009 and 2008 had it recognized revenue according to Pendrell’s revenue recognition policy (in thousands):

	2010	2009	2008
Revenue –historical	$30,744	$23,158	$14,355
Proforma adjustment	(4,719)	(6,658)	79,345

Revenue – proforma	$26,025	$16,500	$93,700

3. Ovidian Acquisition

On June 17, 2011, the Company acquired all of the membership interests of Ovidian Group by (i) paying cash consideration of $6.0 million, (ii) issuing 3,000,000 shares of its Class A common stock that were valued based on the closing stock price on June 17, 2011 of $2.81 per share, and (iii) agreeing to a tax indemnification in an amount up to $0.5 million. The Company has determined that Ovidian Group does not meet the definition of a significant subsidiary and, therefore, has not filed historical financial statements for Ovidian Group. As discussed in Note 1 above, Ovidian Group is included in the Company’s unaudited financial statements from the date of acquisition through September 30, 2011. Further information regarding the Company’s acquisition of Ovidian Group is disclosed in its Quarterly Report on Form 10-Q at June 30, 2011 and September 30, 2011.

As Ovidian Group’s results are not included in the Company’s historical results prior to June 17, 2011, an adjustment column has been added to the unaudited pro forma condensed combined statements of operation to include the operations of Ovidian Group from January 1, 2010 through June 16, 2011.

4. Preliminary Purchase Price Allocation

The following table summarizes the preliminary allocation of the $90.1 million of cash paid for ContentGuard based on estimated fair values of the assets acquired and the liabilities assumed at October 31, 2011 (in thousands):

October 31, 2011
Tangible assets acquired and liabilities assumed
Cash	$6,849
Other current and noncurrent assets	213
Property in service	38
Accounts payable, accrued expenses and other current liabilities	(4,585)
Other noncurrent liabilities	(482)

Net tangible assets acquired	2,033
Identifiable intangible assets	117,399
Goodwill	21,909 (1)
Deferred tax liability, net	(43,222)

Fair value of assets acquired	98,119
Fair value of noncontrolling interest	(8,019)

Total purchase price	$90,100

(1)	Differs from the $22,154 goodwill reported in the September 30, 2011 proforma balance sheet due to the change in working capital during the month of October 2011

The estimated fair value of the purchased intangible assets acquired and their respective weighted average lives (in years) are as follows (in thousands):

	Estimated useful life (in years)	Amount
Patents	11	$108,764
Customer relationships	10	4,420
Trade name	indefinite	4,215

		$117,399

These fair values were based on estimates as of the closing date of the acquisition. The Company used the income approach to value all of the intangible assets. These fair value measurements were based on significant inputs not observable in the market and thus represent Level 3 measurements under Financial Accounting Standards Board Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC 820”). Under the income approach, fair value is estimated based upon the present value of cash flows that the applicable asset is expected to generate. The values of certain assets acquired are based on valuations that are subject to adjustment as additional information on management’s estimates and assumptions are obtained and the valuations are finalized. Future adjustments may modify the purchase accounting in future quarters during the measurement period which is not to exceed one year from the acquisition date.

For tax purposes, since the Acquisition occurred as a result of a stock purchase, the assets and liabilities of ContentGuard retain their historical basis and are not adjusted for purchase accounting. As a result, the intangible assets and related goodwill have no tax basis and, therefore, no corresponding deduction in future tax returns. Pursuant to Financial Accounting Standards Board Accounting Standards Codification 740, “Accounting for Income Taxes” (ASC 740), the Company has established a deferred tax liability associated with these non-tax deductible assets.

The Acquisition represents a unique opportunity to partner with Time Warner, a global leader in the production of high quality media and entertainment content, to gain control of ContentGuard’s intellectual property portfolio which features more than 260 issued patents and over 160 pending patent applications worldwide. Inventions represented by ContentGuard’s foundational patents guard against unauthorized duplication and use of digital content that is transferred from a source to one or more devices, such as mobile phones, tablets, set top boxes, e-readers, game consoles, DVD players, personal computers and televisions. ContentGuard’s current licensees include LG Electronics, Microsoft Corporation, Nokia, Panasonic, Sharp, Sony, Sony Ericsson, Toshiba, Casio Hitachi Mobile Communications, Technicolor, Time Warner, Inc. and Xerox Corporation. These factors contributed to a purchase price resulting in the recognition of goodwill. The goodwill recognized is not deductible for income tax purposes.

5. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements have been prepared to illustrate the effect of the acquisition of ContentGuard on October 31, 2011 and Ovidian Group on June 17, 2011 and have been prepared for information purposes only. The historical financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of the companies.

The pro forma combined consolidated tax benefit does not necessarily reflect the amounts that would have resulted had the Company, ContentGuard and Ovidian Group filed consolidated income tax returns during the periods presented.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows (dollars in thousands):

(a)	To record the effect of utilizing $90,100 cash to purchase 90.1% of the outstanding capital stock of ContentGuard.

(b)	To eliminate ContentGuard’s deferred tax assets primarily related to deferred revenue (see (d) below). Any remaining deferred tax assets are offset by deferred tax liabilities (see (e) below).

(c)	To record the preliminary estimate of the fair value of identifiable intangible assets and record estimated goodwill.

(d)	To eliminate the historical carrying amount of ContentGuard’s deferred revenue (see Note 2).

(e)	To establish a deferred tax liability associated with the non-tax deductible identifiable intangible assets recorded in (c) above.

Concurrently, as permitted by ASC 740, the Company offset $41,620 of the deferred tax liability against its historical deferred tax assets and released a portion of its deferred tax valuation allowance. ASC 740 permits the utilization of scheduled reversals of deferred tax liabilities as a source of taxable income to support the realization of deferred tax assets, thereby allowing for the release of a portion of the Company’s deferred tax valuation allowance.

See corresponding impact on retained earnings discussed in (g) below.

(f)	To eliminate the historical stock of ContentGuard.

(g)	To eliminate the historical retained earnings of ContentGuard of $71,688 and to record a reduction in Pendrell’s deferred tax valuation allowance of $41,620.

As a result of recording the net deferred tax liabilities of ContentGuard, the Company has determined that a portion of its deferred tax valuation allowance should be reduced (see (e) above). Under ASC 805, a change in an acquirer’s valuation allowance for a deferred tax asset that results from a change in the acquirer’s circumstances caused by a business combination should be accounted for as an event separate from the business combination. As this deferred tax valuation allowance reduction is non-recurring in nature and is directly related to the transaction, the Company has recorded the decrease in the valuation allowance as an increase to retained earnings in the unaudited pro forma condensed combined balance sheet.

(h)	To record the fair value of ContentGuard’s stock attributable to the 9.9% noncontrolling shareholder.

(i)	Nine months ended September 30, 2011: to eliminate $16,852 of revenue previously amortized from the deferred revenue balance as deferred revenue was adjusted to zero as discussed in (d) above.

Fiscal year ended December 31, 2010: to eliminate $18,919 of revenue previously amortized from the deferred revenue balance as deferred revenue was adjusted to zero as discussed in (d) above and to record $14,200 of revenue related to licensing contracts consummated during the fiscal year ended December 31, 2010. Pursuant to the Company’s revenue recognition policy (discussed in Note 2), revenues are recorded when licensing contracts were executed and payment was received or collectability was reasonably assured.

During the nine months ended September 30, 2011, ContentGuard’s board and management were primarily focused on the sale of ContentGuard, which reduced the time and focus spent negotiating new revenue generating licensing arrangements. Accordingly, in accordance with the Company’s revenue recognition policy (discussed in Note 2), ContentGuard has no revenue for the nine months ended September 30, 2011.

(j)	To record revenue earned by Ovidian Group prior to its acquisition by the Company on June 17, 2011.

(k)	To remove transaction costs related to the Company’s acquisition of ContentGuard of $376 and transaction related costs incurred by ContentGuard of $894.

(l)	To remove transaction costs related to the Company’s acquisition of Ovidian Group of $143 and to record expenses incurred by Ovidian Group prior to its acquisition by the Company on June 17, 2011 of $262.

(m)	To record the amortization of the preliminary fair value of the identifiable assets from the acquisition of ContentGuard calculated as follows:

	Intangible Assets	Estimated useful life (in years)	Pro forma amortization
			Nine months ended September 30, 2011	Fiscal year ended December 31, 2010
Customer relationships	$4,420	10	$332	$442
Patents	108,764	11	7,415	9,888

	$113,184		$7,747	$10,330

(n)	To adjust the amortization of the fair value of the identifiable assets from the acquisition of Ovidian Group to the amount that should have been recorded for the entire periods presented, calculated as follows:

	Intangible Assets	Estimated useful life (in years)	Pro forma amortization
			Nine months ended September 30, 2011 (1)	Fiscal year ended December 31, 2010
Customer relationships	$2,195	6	$273	$364
Trade secrets	1,940	12	121	160

	$4,135		$394	$524

(1)	The historical financial statements of Pendrell include amortization for the period of June 17, 2011 through September 30, 2011 of $132. Accordingly, the Company recorded a proforma adjustment of $262 for the nine months ended September 30, 2011.

(o)	To adjust the amortization of the portion of the purchase price of Ovidian Group that is being earned by key Ovidian employees and is being recorded as compensation expense from the date of acquisition through July 1, 2014.

(p)	To record income tax benefit related to the pro forma adjustments at the statutory rate of 35%.

As discussed in (g) above, as a result of recording the net deferred tax liabilities of ContentGuard, the Company has determined that a portion of its deferred tax valuation allowance should be reduced. As this deferred tax valuation allowance reduction is non-recurring in nature, the Company has not recorded the related benefit in its pro forma statements of income.

(q)	To record the portion of ContentGuard’s separate company pro forma net income (expense) attributable to the 9.9% noncontrolling shareholder.